Exhibit 99.1

Chemung Financial Corporation One Chemung Canal Plaza Elmira, New York 14902

Contact:
For Immediate Release:	Scott T. Heffner
January 4, 2021	Vice President
Director of Marketing
stheffner@chemungcanal.com

Kenefick Promoted to Regional President

ELMIRA, N.Y., (GLOBE NEWSWIRE) – Chemung Financial Corporation (NASDAQ: CHMG), parent company of Chemung Canal Trust Company, today announced that Jeffrey P. Kenefick has been named Regional President. Mr. Kenefick, who will also become part of the bank’s Executive Management Team, joined Chemung Canal in 2019 and currently serves as Senior Vice President and Commercial Loan Manager.

As Regional President, Mr. Kenefick will provide leadership throughout the Chemung Canal markets, identifying opportunities for growth and outreach in partnership with the bank’s Market Teams. These markets includes the Southern Tier, the Finger Lakes, Central and Western New York, and Bradford County, Pennsylvania. In addition to his oversight of the bank’s expansion into Buffalo, Mr. Kenefick will continue to manage the Commercial Lending Department and will take over responsibility for the Residential and Consumer Lending Departments.

Mr. Kenefick has more than 31 years of banking experience, including a significant concentration in commercial banking. Prior to joining Chemung Canal, Mr. Kenefick served as an Executive Vice President and Regional President at Five Star Bank. He is an active community supporter, currently serving on the Boards of Directors at Corning Guthrie Hospital (Vice Chairman), the Chemung County Chamber of Commerce (Chairman), Three Rivers Development Corporation (Treasurer), Southern Tier Economic Growth, and several others.

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“Our employees are one of the company’s most valuable assets,” said Anders M. Tomson, President & Chief Executive Officer of Chemung Canal Trust Company. “In his short time here at Chemung Canal, Jeff has established himself as a strong, knowledgeable and supportive community-banking leader who is well respected inside and outside of the bank. He is extremely deserving of this newly created position, and I’m excited for the contributions he will make to our company and our communities,” Tomson added.

Mr. Kenefick is a graduate of Alfred University. He and his wife, Susan, have two children and reside in Caton.

Chemung Financial Corporation is a $2.2 billion financial services holding company headquartered in Elmira, New York, which operates 30 retail banking offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

Jeffrey P. Kenefick

Category: Financial

Source: Chemung Financial Corp

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